                                  Exhibit 99.1


GALLEN                                             FOR MORE INFORMATION, CONTACT
ASSOCIATES, INC.                   MOLLY DAVIS, GALLEN ASSOCIATES (510) 268-9848
500 12th Street,
Suite 330
Oakland, CA 94607-4010
510.268.9848,
fax 510.268.8274


                     GRUBB & ELLIS SELLS SOUTHERN CALIFORNIA
                        RESIDENTIAL BROKERAGE OPERATIONS


ALL RESOURCES AND MANAGEMENT WILL FOCUS ON CORE COMMERCIAL BUSINESS


San Francisco, CA (November 18, 1994) - Grubb & Ellis Company (NYSE: GBE) announced today that it has sold its Southern California residential brokerage operations to Newco Realty Associates, Inc. Corporation based in Newport Beach, CA. The sale marks the final disposition of non-strategic businesses which permits the company to focus all of its resources on its commercial operations. The sale includes nine residential real estate brokerage offices in Mission Viejo, Irvine, Dana Point, Laguna Beach, Laguna Niguel, and Newport Beach (Orange County), and La Jolla, Solano Beach and Rancho Santa Fe (San Diego County). Financial terms were not disclosed.

"Over the past two years, the company disposed of a variety of non-strategic businesses which were acquired during its expansion in the 1980's," said Grubb & Ellis Chairman Joe Hanauer. "During the same period, the core commercial capabilities of Grubb & Ellis have been strengthened and have resulted in two consecutive profitable quarters for the first time since 1989." The company also completed a rights offering earlier this month which gave its management greater flexibility and improved the company's balance sheet significantly.

According to Hanauer, the residential offices will continue to operate under the name Grubb & Ellis as an independent licensee of Grubb & Ellis. "We've agreed to allow Newco Realty Corporation to take advantage of our name recognition for an undisclosed period," said Hanauer.

With offices nationwide, Grubb & Ellis Company meets the real estate needs of corporate users, institutional and private investors, providing real estate brokerage and consulting, property facilities management (through its Axiom subsidiary), appraisal, mortgage brokerage and auction services.


                                      ####